Exhibit 99.(h)(10)

AMENDMENT TO THE RETIREMENT SERVICE AGREEMENT
FOR THE TIAA-CREF FUNDS

          AMENDMENT, dated September 10, 2009, to the Retirement Service Agreement, dated February 1, 2006 (the “Agreement”), as amended, by and between TIAA-CREF Funds (the “Trust”) and Teachers Advisors, Inc. (“Advisors”).

          WHEREAS, the Trust has established eleven additional series that will offer Retirement Class shares (collectively, the “Funds”) and the Trust desires to retain Advisors to provide or to arrange for the provision of a variety of administrative and shareholder services to the Funds’ Retirement Class shares in accordance with the terms and provisions of the Agreement.

          NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and Advisors hereby agree to amend the Agreement as follows:

          4.          The following shall be added to Schedule A of the Agreement:

Service Fee

Name of Fund	(as a percentage of the average daily value of the Fund’s net assets)

Lifecycle Index Retirement Income Fund

Retirement Class Shares	0.25%

Lifecycle Index 2010 Fund

Retirement Class Shares	0.25%

Lifecycle Index 2015 Fund

Retirement Class Shares	0.25%

Lifecycle Index 2020 Fund

Retirement Class Shares	0.25%

Lifecycle Index 2025 Fund

Retirement Class Shares	0.25%

Lifecycle Index 2030 Fund

Retirement Class Shares	0.25%

Lifecycle Index 2035 Fund

Retirement Class Shares	0.25%

Lifecycle Index 2040 Fund

Retirement Class Shares	0.25%

Lifecycle Index 2045 Fund

Retirement Class Shares	0.25%

Lifecycle Index 2050 Fund

Retirement Class Shares	0.25%

Bond Index Fund

Retirement Class Shares	0.25%

          IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF FUNDS

By:
Title:

TEACHERS ADVISORS, INC.

By:
Title: